Exhibit 15.2

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Cenntro Electric Group Limited on Form F-3 (333-262039, 333-256258, 333-254245, 333-249547, 333-249490, 333-243751, 333-235801, 333-232229) and S-8 (333-262023) of our report dated April 25, 2022, with respect to our audits of the consolidated and combined financial statements of Cenntro Electric Group Limited as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which report is included in this Annual Report on Form 20-F of Cenntro Electric Group Limited for the year ended December 31, 2021.

Marcum Bernstein & Pinchuk LLP

New York, NY
April 25, 2022